Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement and related Prospectus of Thomas & Betts Corporation for the registration of its common stock, preferred stock or debt securities, of our report dated February 23, 2007, with respect to the consolidated financial statements of The Lamson & Sessions Co. and Subsidiaries, included in its Annual Report (Form 10-K) for the year ended December 30, 2006 as filed with the Securities and Exchange Commission, which is incorporated by reference in the January 15, 2008 Current Report on Form 8-K/A of Thomas & Betts Corporation.

/s/ Ernst & Young LLP

Cleveland, Ohio
December 2, 2008